EXHIBIT 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

September 17, 2007

The Bank of New York,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:

Global Depositary Receipts for Ordinary Participation Certificates (Certificados de Participación Ordinarios) representing financial interests in, and limited voting rights with respect to, Series A Shares, Series B Shares, Series L Shares and Series D Shares held in Trust, of Grupo Televisa, S.A.B.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of Global Depositary Shares ("GDSs"), evidenced by Global Depositary Receipts ("GDRs") for Ordinary Participation Certificates (Certificados de Participación Ordinarios) representing financial interests in, and limited voting rights with respect to, Series A Shares, Series B Shares, Series L Shares and Series D Shares held in Trust, of Grupo Televisa, S.A.B. for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP